Exhibit 3.5

CERTIFICATE OF RETIREMENT

OF

$0.925 SERIES D NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK

(PAR VALUE $0.01)

OF

ONEOK, INC.

PURSUANT TO SECTION 1032

OF THE GENERAL CORPORATION ACT OF THE STATE OF OKLAHOMA

ONEOK, Inc., an Oklahoma Corporation (the “Corporation”), does hereby certify:

That on February 5, 2003 the Corporation filed in the office of the Oklahoma Secretary of State a Certificate of the Designations, Powers, Preferences and Relative, Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions Thereof, of $0.925 Series D Non – Cumulative Convertible Preferred Stock of ONEOK, Inc. (the “Certificate of Designation”);

That the Board of Directors of the Corporation at a meeting duly called and convened on September 18, 2003, adopted resolutions authorizing and directing the reduction in the number of shares designated as $0.925 Series D Non-Cumulative Convertible Preferred Stock (“Series D Preferred Stock”) by 8,418,000 shares so that the total number of shares designated as Series D Preferred Stock after such reduction would be 13,397,386;

That on October 2, 2003 the Corporation filed in the office of the Oklahoma Secretary of State a Certificate of Reduction reducing the total number of shares designated as Series D Preferred Stock to 13,397,386;

That the Board of Directors of the Corporation at a meeting duly called and convened on December 18, 2003, adopted resolutions to the effect that none of the authorized shares of the Series D Preferred Stock remain outstanding, and that no additional stock of such series will be issued subject to the Certificate of Designation filed with respect to such Series D Preferred Stock; and

That when this Certificate is executed, acknowledged, filed and recorded in accordance with Section 1007 of the General Corporation Act of the State of Oklahoma and, when the certificate becomes effective, it shall have the effect of eliminating from the Corporation’s Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to Series D Preferred Stock.

IN WITNESS WHEREOF, ONEOK, Inc. has caused this certificate to be signed by signed by David L. Kyle, its Chairman of the Board, President, and Chief Executive Officer, and attested by Eric Grimshaw, its Vice-President and Secretary, this 31st day of December, 2003.

ONEOK, Inc.

By:	/s/ David L. Kyle
David L. Kyle
Chairman of the Board, President and Chief Executive Officer

(SEAL)

ATTEST:

By:	/s/ Eric Grimshaw
Eric Grimshaw
Vice President and Secretary